Exhibit 3.1

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Amendment to
Certificate of Designation
After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.
ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.    Name of corporation:

Whittier Energy Corporation

2.    Stockholder approval pursuant to statute has been obtained.

3.    The class or series of stock being amended:

Series A 8% Automatically Convertible Preferred Stock

4.    By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Subsection (b) of Section 5 shall be amended as follows:

(b) Automatic Conversion. The Series A Preferred shall automatically convert into Common Stock on the same Business Day that such Common Stock is first quoted on the NASDAQ National Market, provided that both of the following conditions have been satisfied: (i) the NASDAQ National Market shall have approved the Common Stock for quotation on the NASDAQ National Market; and (ii) the Corporation shall have effected the reverse stock split of the Common Stock at a ratio of at least 1-for-3 in connection with the June 2005 initial issuance (the “Initial Issuance”) of the Series A Preferred (the “Reverse Split”). The date a share of Series A Preferred is converted is referred to as the “Conversion Date.”

5.    Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):	/s/ Michael B. Young, Chief Financial Officer

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State AM, 78,1955 After Issue 2003

Revised on: 10/30/03